UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  August 10, 2012

First Financial Northwest, Inc.

(Exact name of registrant as specified in its charter)

Washington	001-3365	26-0610707
State or other jurisdiction of Incorporation	Commission File Number	(I.R.S. Employer Identification No.)

201 Wells Avenue South, Renton, Washington		98057
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number (including area code) (425) 255-4400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b)     Departure of Principal Officer

On August 10, 2012, First Financial Northwest, Inc. (the “Company”), the Company’s financial institution subsidiary, First Savings Bank Northwest (the “Bank”) and the Company’s subsidiary, First Financial Diversified, Inc. (“FFD”), entered into a transition agreement with Victor Karpiak, Chairman, President and Chief Executive Officer of the Company, the Bank and FFD.  Mr. Karpiak has announced he intends to retire as President and Chief Executive Officer of the Bank on September 17, 2012.  To facilitate the executive succession at the Bank, Mr. Karpiak will continue to be employed as Executive Chairman of the Bank, and President, Chief Executive Officer and Chairman of the Company and FFD.  A copy of the agreement is attached hereto as Exhibit 10.1 and incorporated herein by reference.

The transition agreement identifies Mr. Karpiak’s transition schedule with the Bank beginning with the effective date of his resignation on September 17, 2012, with an eventual retirement date of April 2014. Mr. Karpiak’s schedule with respect to his continued executive capacities shall be coordinated with management and the boards of directors of the Bank and the Company.  The agreement also defines Mr. Karpiak’s responsibilities and compensation during the transition period.

The management changes included in this Form 8-K were in connection with the termination of the Consent Order (“Order”) by the Federal Deposit Insurance Corporation and the Washington Department of Financial of Institutions (together, the “Banking Regulators”) on March 27, 2012 and the replacement of the Order by a Memorandum of Understanding (“MOU”).  As previously disclosed in the Form 8-K filed by the Company with the SEC on April 2, 2012, the Order was terminated as a result of the steps the Bank took in complying with the Order and reducing its level of classified assets, increasing earnings, augmenting management and improving the overall condition of the Bank.  The changes in management reported in this Form 8-K reflect the additional actions taken by the Bank to comply with the MOU.   The Bank believes that the changes in management reflected herein are in the best interests of the Bank in complying with the conditions of the MOU and will further enhance the knowledge and expertise of management and the Board of Directors of the Bank.

(c)     Appointment of Certain Officers

(1) Appointment of New President and Chief Executive Officer of the Bank.  On August 10, 2012, the Company also announced the appointment of Joseph W. Kiley, III as President and Chief Executive Officer of the Bank.  Mr. Kiley was also appointed to the Bank’s Board of Directors.  As indicated above, Mr. Kiley’s appointment as President, Chief Executive Officer and director was in connection with the Bank’s supervisory agreement with the Banking Regulators and reflects the Bank’s implementation of recommendations included in a management study specific to the separation of the Chief Executive Officer and Chairman positions at the Bank level.  Mr. Kiley’s appointment as President, Chief Executive Officer and director was subject to approval by the Banking Regulators.  It is anticipated that Mr. Kiley will begin serving in his appointed positions effective September 17, 2012.

Mr. Kiley, age 56, previously served as President, Chief Executive Officer and Director of Frontier Bank, F.S.B., Palm Desert, California, and its holding company, Western Community Bancshares, Inc.  Mr. Kiley has over 20 years of executive experience at banks, thrifts and their holding companies that included serving as president, chief executive officer, chief financial officer and director.  Mr. Kiley holds a degree in Business Administration and Accounting from the California State University and is also a certified public accountant (inactive status).

In connection with his employment, Mr. Kiley is also entitled to participate in the Bank's executive non-qualified deferred compensation plan and the executive automobile plan. Mr. Kiley is also entitled to participate in all of the Company's benefit plans that are generally available to all employees, including vacation, 401(k) profit sharing, Employee Stock Ownership Plan, medical and health, life, accident and disability.

In connection with Mr. Kiley’s employment, the Bank has entered into an employment agreement with Mr. Kiley, which is attached hereto as Exhibit 10.2 and incorporated herein by reference.

There are no arrangements or understandings between Mr. Kiley and any other persons pursuant to which he was selected as an officer. Mr. Kiley is not a party to any transaction with the Company and the Bank that would require disclosure under Item 404(a) of Securities and Exchange Commission Regulation S-K.

(2)           Appointment of Additional Executive Officers of the Bank.  In addition, the Bank also has determined to distinguish the oversight of the Bank’s credit and lending functions.  As a result, the Bank has separated the position of Chief Lending Officer and Credit Administration Officer with Herman L. Robinson continuing to serve as Senior Vice President and Chief Credit Officer.  Mr. Robinson has served in the dual role as Senior Vice President and Chief Lending and Credit Administration Officer since he was employed by the Bank on June 1, 2010.  The Bank is promoting Simon Soh from Loan Production Manager of the Bank to Chief Lending Officer of the Bank.  Mr. Soh’s promotion is subject to approval by the Banking Regulators.

In connection with Mr. Robinson’s employment, the Bank also entered into a Change in Control Severance Agreement with Mr. Robinson on August 10, 2012, a copy of which is attached hereto as Exhibit 10.2 and incorporated herein by reference.

A press release announcing Mr. Kiley’s appointment and the promotions of Messrs. Robinson and Soh is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(d)           Exhibits

The following exhibit is being furnished herewith and this list shall constitute the exhibit index:

10.1           Transition Agreement with Victor Karpiak
10.2           Employment Agreement with Joseph W. Kiley, III
10.3           Change in Control Severance Agreement with Herman L. Robinson
99.1           Press Release dated August 10, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

FIRST FINANCIAL NORTHWEST, INC.

DATE: August 14, 2012	By: /s/Victor Karpiak
Victor Karpiak
President and Chief Executive Officer